Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-04197,  333-36726,
 333-69377,  333-69393,  333-69611,  333-73241,  333-89699,  333-89703 and  333-88288) of DST Systems, Inc. of our report dated February 26, 2003 relating to the financial statements, which appears in this Form 10-K.

PricewaterhouseCoopers LLP
Kansas City, Missouri
March  19, 2003